Exhibit 10.1

SEPARATION AGREEMENT

AND

GENERAL RELEASE

TO: Jeffrey S. Betros

This Separation Agreement and General Release (the “Agreement”) is executed on the dates given on the signature pages by and between Sunset Financial Resources, Inc. (“Sunset” or the “Company”) and Jeffrey S. Betros (“Executive,” “you” or “I”).

RECITALS

WHEREAS, Sunset and Executive entered into an Employment Agreement dated February 6, 2004 (“Employment Agreement”); and

WHEREAS, Executive shall resign from Sunset and all of its affiliates as an officer and as an employee, effective August 31, 2005; and

WHEREAS, the parties agree that Executive’s separation from employment is the result of a mutual agreement between Executive and Sunset; and

WHEREAS, Executive and the Company agree to provide each other with a general release of claims as contained herein.

NOW, THEREFORE, in consideration of the foregoing premises and other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the parties hereto agree as follows:

I. Separation of Employment

A. Except as otherwise provided herein, Sunset and Executive hereby agree that Executive’s employment shall be separated as of August 31, 2005 (“Separation Date”) and that neither shall thereafter have any liabilities, rights, duties or obligations to the other party under or in connection with Executive’s employment with the Company, except as provided in this Agreement.

B. Sunset and Executive hereby waive any rights to prior notification of termination of Executive’s employment.

C. Executive hereby resigns, effective on the Separation Date, as an officer and employee of Sunset, and as an officer and Secretary, manager, employee or similar functionary of all entities related to Sunset.

D. Executive and Sunset agree that Executive received two stock option grants on March 22, 2004: Executive received an ISO grant of 23,076 options at a $13 per share exercise

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price and of those ISO options, 7,692 have vested as of the Separation Date. Executive also received an NSO grant of 1,924 at a $13 per share exercise price and of those NSO options, 641 have vested as of the Separation Date. Therefore, Executive and Sunset agree that Executive holds 8,333 vested stock options and 16,667 unvested stock options as of the Separation Date. Pursuant to the terms of the applicable option agreement, Executive’s unvested stock options shall be forfeited on August 31, 2005 and Executive must exercise his vested options on or before September 30, 2005 or such vested options shall be forfeited. These and all other terms of Executive’s stock options shall be governed by the terms and conditions of the applicable stock option agreement and plan.

II. Special Compensation, Benefits and Consideration

In consideration for Executive’s release of claims, as well as his other promises contained herein, Sunset agrees to provide Executive with the following benefits:

A.	Sunset agrees to pay to Executive the gross amount of $83,653.89, payable as follows: one payment in the amount of $6,730.77 shall be made on September 9, 2005. Subsequent payments in the amount of $9,615.39 shall be paid bi-weekly beginning on September 23, 2005 and ending on December 31, 2005 (“Installment Severance Payments”). All payments made pursuant to this Paragraph shall be subject to taxes and lawful deductions and shall be made in accordance with the Company’s normal payroll practices; and

B.	Provided Executive is in compliance with the terms and conditions of this Agreement, and as further consideration for Executive’s release of claims, Sunset agrees to waive enforcement of the non-competition provision contained in Section 9(b) of the Employment Agreement;

C.	Sunset agrees to provide Executive with a general release of claims as detailed in Section III(C).

Executive understands and agrees that the compensation recited in this Section II constitutes the full compensation from Sunset to Executive, and no other payments are due to Executive. The parties agree that Section 4 (Termination) of the Employment Agreement shall not apply to Executive’s separation and shall have no effect and be unenforceable as of the Effective Date of this Agreement.

III. Mutual General Release

A. In return for the consideration referenced in this Agreement, I, Jeffrey S. Betros, agree to the following:

I agree, on behalf of myself and all of my heirs or personal representatives, to release Sunset, its parent companies, subsidiaries, all affiliates of each, predecessors and successors, and all of its present or former officers, trust managers, directors, managers, representatives, employees, agents, attorneys, employee benefit programs, and the trustees, administrators,

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fiduciaries and insurers of such programs (collectively the “Company Released Parties”), from any and all claims for relief of any kind, whether known to me or unknown, which in any way arise out of or relate to my employment at Sunset or any of the Company Released Parties, the separation of my employment at Sunset or any of the Company Released Parties, any agreements between Sunset or any of the Company Released Parties and me, including but not limited to the Employment Agreement, and concerning any set of facts or events occurring at any time up to the Effective Date of this Agreement, including, but not limited to, any and all claims of discrimination of any kind, and any contractual, tort or other common law claims. This settlement and waiver includes all such claims, whether for breach of contract, quasi-contract, implied contract, quantum meruit, unjust enrichment, compensation, deferred compensation, equity interest, any tort claims, any and all claims under any applicable federal laws, including, but not limited to, the Age Discrimination in Employment Act, as amended, Title VII of the Civil Rights Act of 1964, as amended, the Civil Rights Act of 1991, 42 U.S.C. § 1981, the Americans with Disabilities Act, as amended, the Equal Pay Act, as amended, the Worker Adjustment and Retraining Notification Act, the Employee Retirement Income Security Act of 1974, as amended, the Family and Medical Leave Act, as amended, the Fair Labor Standards Act, as amended, the Sarbanes-Oxley Act, or under any applicable state or local laws or ordinances or any other legal restrictions on Sunset’s rights, including the Florida Civil Rights Act.

B. I further agree not to file a suit of any kind against Sunset or any of the Company Released Parties relating to my employment at Sunset or any of the Company Released Parties, the separation thereof, any agreements between Sunset or any of the Company Released Parties and me, including but not limited to the Employment Agreement, any set of facts or events occurring up to the Effective Date of this Agreement, or to participate voluntarily in any employment-related claim brought by any other party against Sunset or any of the Company Released Parties. Even if a court rules that I may file a lawsuit against Sunset or any of the Company Released Parties arising from my employment at Sunset or any of the Company Released Parties, or the separation thereof, or based on any other set of facts or events occurring prior to the Effective Date of this Agreement, I agree not to accept any money damages or any other relief in connection with any such lawsuit. I understand that this Agreement and General Release effectively waives any right I might have to sue Sunset or any of the Company Released Parties for any claim arising out of my employment at Sunset or any of the Company Released Parties, the separation of my employment, any agreements between Sunset or the Company Released Parties and me, including but not limited to the Employment Agreement, or based on any other set of facts or events occurring prior to the Effective Date of this Agreement.

However, this release does not waive my rights to enforce this Agreement. In addition, this release does not give up my rights, if any, to COBRA benefits under the Company’s standard benefit programs applicable to me. Further, this release does not waive my rights to vested 401(k) or pension monies, vested stock options, my final paycheck, reimbursement of any outstanding business expense amounts (in accordance with Sunset’s existing reimbursement policies) or my rights to indemnification, if any, under Sunset’s declaration of trust or bylaws.

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C. In return for the consideration referenced in this Agreement, Sunset agrees to the following:

Except as set forth in the last paragraph of this Section, Sunset agrees, on behalf of itself and all of its parent companies, subsidiaries, affiliates, predecessors and successors, to release Executive and his heirs (collectively the “Executive Released Parties”), from any and all claims for relief of any kind, whether known to it or unknown, which in any way arise out of or relate to Executive’s employment at Sunset or any of the Company Released Parties, the separation of Executive’ s employment at Sunset or any of the Company Released Parties, or any agreements between Sunset or any of the Company Released Parties and Executive, including but not limited to the Employment Agreement, and concerning any set of facts or events occurring at any time up to the Effective Date of this Agreement.

Except as set forth in the last paragraph of this Section, Sunset further agrees not to file a suit of any kind against Executive or any of the Executive Released Parties relating to Executive’s employment at Sunset, the separation thereof, any agreements between Sunset or any of the Company Released Parties and Executive, including but not limited to the Employment Agreement, or to participate voluntarily in any employment-related claim brought by any other party against Executive or any of the Executive Released Parties. Except as set forth in the last paragraph, even if a court rules that Sunset may file a lawsuit against Executive or any of the Executive Released Parties arising from Executive’s employment at Sunset or any of the Company Released Parties, or the separation thereof, or based on any other set of facts or events occurring prior to the Effective Date of this Agreement, Sunset agrees not to accept any money damages or any other relief in connection with any such lawsuit. Sunset understands that this Agreement and General Release effectively waives any right it might have to sue Executive or any of the Executive Released Parties for any claim arising out of Executive’s employment at Sunset or any of the Company Released Parties, any agreements between Sunset or the Company Released Parties and Executive, including but not limited to the Employment Agreement, or the separation of Executive’s employment, or based on any other set of facts or events occurring prior to the Effective Date of this Agreement, except as set forth in the last paragraph of this Section.

Notwithstanding the generality of the foregoing, nothing contained herein shall release the Executive Released Parties from any claim relating to (i) a breach by Executive of any provision of any agreement that pursuant to the Separation Agreement survives the execution thereof, including but not limited to confidentiality agreements with Sunset or any of its affiliates, (ii) Executive’s obligations set forth herein, or (iii) Executive’s fraud, willful misconduct or gross negligence.

IV. Restrictive Covenants and Miscellaneous Provisions

A. While I understand that I have had such an obligation since I began my employment with Sunset or any of the Released Parties, I confirm that I shall not disclose any of the trade secrets or other confidential or restricted information of Sunset or any of the Released Parties and shall not make use of such trade secrets or confidential or restricted information in any fashion at any time, including in any future employment, work, task or business.

B. I agree to comply at all times after the Effective Date of this Agreement with all provisions of Section 9 of the Employment Agreement, with the exception of Section 9(b), regardless of the nature of my separation, which provisions include covenants concerning the

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non-disclosure of confidential information and a prohibition on the inducement or employment of employees, agents, or consultants of the Company. I acknowledge and agree that Sections 9 (with the exception of Section 9(b)) and 10 of the Employment Agreement shall survive the separation of my employment, regardless of the separation reason and shall survive the execution of this Agreement.

C. I understand and agree that Sunset shall have the right to and will terminate the Installment Severance Payments and/or sue me for breach of this Agreement if I violate the provisions of Section IV(B), or otherwise fail to comply with this Agreement. I further acknowledge that but for my agreements to comply with my obligations described in this Section and this Agreement, Sunset would not provide me with the compensation, benefits and consideration set forth in Section II.

D. The parties agree that Section 4 (Termination) of the Employment Agreement shall not apply to Executive’s separation and shall have no effect and be unenforceable as of the Effective Date of this Agreement.

E. I warrant that I have returned to Sunset all company property in my possession, including, but not limited to, originals and copies of all company files, work product, computer equipment, computer software, cell phones, pagers, corporate credit cards, identification cards, manuals, company documents and company keys. I further agree to cooperate and work with the President Chief Operating Officer to ensure my compliance with this Section IV(E).

F. I understand that the short-term disability, long-term disability and life insurance coverage provided by Sunset, if any, will end on August 31, 2005. I also understand that Sunset will not pay for any business-related or other charges incurred by me after August 31, 2005, unless such expenses are expressly approved in advance by the President and Chief Operating Officer or the Board of Directors of Sunset. I further understand that I will cease to accrue vacation time as of August 31, 2005. Executive shall be paid for any accrued, unused vacation within fourteen (14) days after the Effective Date of this Agreement.

G. This Agreement does not constitute an admission of any kind by Sunset, but is simply an accommodation that offers certain extra benefits to which I would not otherwise be entitled in return for my agreeing to and signing this document.

H. I agree not to voluntarily make the terms and conditions or the circumstances surrounding this Agreement known to anyone other than an attorney and/or tax consultant from whom I receive counseling, or, if I am married, to my spouse, or except as otherwise required by law. I acknowledge that any such person must agree not to further disclose the terms of this Agreement.

I. Sunset agrees not to voluntarily make the terms and conditions or the circumstances surrounding this Agreement known to anyone other than its attorneys and/or tax consultants from whom it receives counseling, or except as otherwise required by law or the rules of the New York Stock Exchange.

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J. I agree not to make any statements that disparage the reputation of Sunset or any of the Released Parties, or their services. I further agree not to apply for or accept employment with Sunset at any time in the future. I further agree not to take any action to interfere with or damage the Company’s relationship with its vendors, lenders, brokers and/or clients. I agree that any breach or violation of this non-disparagement and non-interference provision shall entitle Sunset to terminate this Agreement, the Installment Severance Payments and/or sue me on this Agreement for the immediate recovery of any damages caused by such breach.

K. Sunset agrees not to make any statements that disparage the reputation of Executive. Sunset agrees that any breach or violation of this non-disparagement provision shall entitle Executive to sue Sunset on this Agreement for the immediate recovery of any damages caused by such breach.

L. The payments identified in Section II above are gross amounts and will be subject to taxes and lawful deductions, if any.

M. I acknowledge that in the course of my employment with the Company, I have gained knowledge and experience and/or was a witness to events and circumstances that may arise in the Company’s defense or prosecution of subsequent proceedings. I agree to cooperate fully with the Company, including without limitation providing truthful testimony, and to appear upon the Company’s reasonable request as a witness and/or consultant in defending or prosecuting claims of all kinds, including but not limited to any litigation, administrative actions or arbitrations, at the Company’s expense.

N. The venue for the litigation of any dispute arising out of this Agreement shall be a court of competent jurisdiction in Duval County, Florida. If either party files a lawsuit in state court arising out of this Agreement, the other party may remove the lawsuit to federal court to the extent jurisdiction exists. Florida law shall govern the interpretation and enforcement of this Agreement.

O. I am entering into this Agreement freely and voluntarily. I have carefully read and understand all of the provisions of this Agreement. I understand that it sets forth the entire agreement between me and the Company and I represent that no other statements, promises, or commitments of any kind, written or oral, have been made to me by the Company, or any of its agents, to cause me to accept it. I acknowledge that I have been advised to consult legal counsel concerning this Agreement prior to signing the Agreement, and that I have had sufficient opportunity to do so. I understand that I may have up to twenty-one (21) days from the date of this letter to consider this Agreement. I understand that if I sign this Agreement, I will then have seven (7) days to cancel it if I so choose. I may cancel this Agreement by delivering a written notice of cancellation to the Board of Directors, Sunset Financial Resources, Inc., 10245 Centurion Parkway, Suite 305, Jacksonville, Florida 32256. However, if I elect to cancel this Agreement, I understand I will not be entitled to any of the benefits, compensation, or other consideration referenced in this Agreement. I realize this Agreement is not effective or enforceable until the seven-day period expires without revocation. I understand that this Agreement will not become effective until the eighth day after I sign the Agreement without revocation (the “Effective Date”). I understand that Sunset will have no duty to pay me or provide me with the compensation and benefits listed in Section II until the Effective Date of this Agreement.

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I acknowledge acceptance of this Agreement by my signature below:

/s/ Jeffrey S. Betros	9/7/05
Jeffrey S. Betros	Date

Agreed to and accepted on behalf of Sunset Financial Resources, Inc.:

By:	/s/ George O. Deehan
Name:	George O. Deehan
Title:	President
Date:	9/08/05

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